Exhibit 10.15

AMENDED AND RESTATED

NATIONWIDE HEALTH PROPERTIES, INC.

2005 PERFORMANCE INCENTIVE PLAN

STOCK UNIT AWARD AGREEMENT

This amended and restated stock unit award agreement, effective as of December 31, 2008, hereby amends and restates that certain stock unit award agreement dated as of August 15, 2006 (the “Prior Agreement”), by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”) and Douglas M. Pasquale (the “Executive”), with reference to the following:

WHEREAS, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), places certain restrictions, among other things, as to the timing and distributions from nonqualified deferred compensation plans and arrangements; and

WHEREAS, the Board of Directors of the Corporation desires to amend and restate the Prior Agreement to comply with Section 409A of the Code.

NOW THEREFORE, the Prior Agreement is hereby amended and restated in its entirety as follows:

THIS STOCK UNIT AWARD AGREEMENT (this “Agreement”) is dated as of August 15, 2006 by and between Nationwide Health Properties, Inc., a Maryland corporation (the “Corporation”), and Douglas M. Pasquale (the “Executive”).

W I T N E S S E T H

WHEREAS, pursuant to the Nationwide Health Properties, Inc. 2005 Performance Incentive Plan (the “Plan”), the Corporation has granted to the Executive effective as of August 15, 2006 (the “Award Date”), a credit of stock units under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW THEREFORE, in consideration of services rendered and to be rendered by the Executive, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan.

2. Grant. Subject to the terms of this Agreement, the Corporation hereby grants to the Executive an Award with respect to an aggregate of 120,967.74 stock units (subject to adjustment as provided in Section 7.1 of the Plan) (the “Stock Units”). As used herein, the term “stock unit” shall mean a non-voting unit of measurement which is deemed for bookkeeping purposes to be equivalent to one outstanding share of the Corporation’s Common Stock (subject to adjustment as provided in Section 7.1 of the Plan) solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Executive if such Stock Units vest pursuant to Section 3. The Stock Units shall not be treated as property or as a trust fund of any kind.

3. Vesting. Subject to Section 8 below, the Award shall vest and become nonforfeitable with respect to fifty percent (50%) of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) on the fifth anniversary of the Award Date, and with respect to ten percent (10%) of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) on each of the sixth through tenth anniversaries of the Award Date.

4. Continuance of Employment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly provided in Sections 8(b) and 8(c), employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 8 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, confers upon the Executive any right to remain employed by or in service to the Corporation or any Subsidiary, or affects the right of the Corporation or any Subsidiary to increase or decrease the Executive’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Executive without his consent thereto.

5. Dividend and Voting Rights.

(a) Limitations on Rights Associated with Units. The Executive shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5(b) with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Executive. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

(b) Dividend Equivalent Rights. In the event that the Corporation pays an ordinary cash dividend on its Common Stock and the related dividend payment record date occurs at any time after the Award Date and before all of the Stock Units subject to the Award have either been paid pursuant to Section 7 or terminated pursuant to Section 8, the Corporation shall credit the Executive as of the last day of the calendar quarter in which such record date occurs (the “Crediting Date”) with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock (as determined under the Plan) on the Crediting Date. Any Stock Units credited pursuant to the foregoing provisions of this Section 5(b) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 5(b) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8. Notwithstanding the above, 46/92 (the number of days remaining in the quarter after the Award Date divided by the total number of days in the quarter) of the dividend payable September 1, 2006, shall be payable in additional stock units on and applicable to the Stock Units and shall be credited on the Crediting Date of September 30, 2006.

(c) Special Crediting Date. Notwithstanding Section 5(b), if the vesting of the Award is accelerated in whole or in part upon a Change in Control Event or a termination of the Executive’s employment pursuant to Section 8 hereof (an “Acceleration Event”), and the Corporation pays an ordinary cash dividend on its Common Stock for which the related dividend payment record date occurs during the calendar quarter in which the Acceleration Event occurs and before the occurrence of such Acceleration Event, a Crediting Date shall be deemed to have occurred on the date of such Acceleration Event (a “Special Crediting Date”), and the Corporation shall credit the Executive as of such Special Crediting Date with an additional number of Stock Units equal to (i) the per-share cash dividend paid by the Corporation on its Common Stock with respect to each such record date, multiplied by (ii) the total number of outstanding and unpaid Stock Units (including any dividend equivalents previously credited hereunder) (with such total number adjusted pursuant to Section 7.1 of the Plan and/or Section 9 hereof) subject to the Award as of such record date, divided by (iii) the fair market value of a share of Common Stock on the Special Crediting Date. Any Stock Units credited pursuant to the foregoing provisions of this Section 5(c) shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 5(c) with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 7 or terminated pursuant to Section 8. For purposes of clarity, the Executive will not be entitled to a credit of additional Stock Units under both Section 5(b) and this Section 5(c) with respect to any one dividend payment record date.

6. Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

7. Timing and Manner of Payment of Stock Units. Except as provided below with respect to an Acceleration Event, on or as soon as administratively practicable following the vesting of the applicable portion of the Stock Units subject to the Award, and in no event later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which any Stock Units subject to the Award became vested or (ii) the 15 th day of the third month following the end of the Corporation’s taxable year in which such vesting occurs, the Corporation shall deliver to the Executive a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion) equal to the number of such Stock Units that vested during such calendar quarter (including any vested Stock Units credited in respect of Dividend Equivalent Rights for such calendar quarter pursuant to Section 5(b) hereof); provided, however, that the Executive may irrevocably elect, on a form and in a manner prescribed by the Administrator, to defer any such payment of vested Stock Units, provided that such election must not take effect until at least twelve (12) months after it is made, must be made no less than twelve (12) months before such payment would otherwise be made, must defer such payment for a period of not less than five (5) years, and must otherwise comply with any applicable requirements of Section 409A of the Code. Notwithstanding the foregoing sentence, upon the occurrence of an Acceleration Event, the Stock Units that have vested as of the date of such Acceleration Event (after giving effect to any accelerated vesting in connection with such event and the crediting of any Dividend Equivalent Rights pursuant to Section 5(c) hereof) shall be paid as soon as administratively practicable, and in no event later than the later of (i) the 15th day of the third month following the end of the Executive’s taxable year in which such Acceleration Event occurs or (ii) the 15th day of the third month following the end of the Corporation’s taxable year in which such Acceleration Event occurs; provided, however, that for any Stock Units becoming vested in connection with the Executive’s termination of employment without Cause or for Good Reason (each as defined in the Employment Agreement) or due to the Executive’s death or Disability (as defined below), if such termination of employment is not a “separation from service” within the meaning of Section 409A of the Code, then, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, such Stock Units shall not become payable until after the earliest of, as soon as practicable and in no event later than sixty (60) days following (A) the date the Stock Units would have been paid absent the Acceleration Event, (B) the date of the Executive’s “separation from service” within the meaning of Section 409A of the Code, or (C) the date of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation (each as determined in accordance with Section 409A of the Code). The Corporation’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Executive or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Executive shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 7 or that terminate pursuant to Section 8.

8. Effect of Change in Control or Termination of Employment.

(a) Change in Control. Upon the occurrence of a Change in Control Event as provided in Section 7.2 of the Plan, the Award shall become fully vested and non-forfeitable as of the date of the Change in Control Event.

(b) Termination of Employment Generally. Subject to Sections 8(c) and 8(d), the Executive’s Stock Units shall terminate to the extent such units have not become vested prior to the first date the Executive is no longer employed by the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Executive’s employment with the Corporation or a Subsidiary, whether with or without cause, voluntarily or involuntarily. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

(c) Death or Disability. Notwithstanding Section 8(b) or any other provisions of this Agreement or the Plan, in the event that the Executive’s employment with the Corporation and its Subsidiaries terminates due to the Executive’s death or Disability (as defined below):

•

at any time prior to the fifth anniversary of the Award Date, the Award shall vest and become nonforfeitable with respect to 1.6667% of the total number of Stock Units (subject to adjustment under Section 7.1 of the Plan) for each month of Executive’s employment with the Corporation (measured with reference to monthly anniversaries of the Award Date) after the Award Date and ending with the date of such termination of the Executive’s employment (rounded up to the nearest whole share); and

•	at any time on or after the fifth anniversary of the Award Date, the Award shall become fully vested and nonforfeitable as of the date of such termination of the Executive’s employment.

For purposes of this Section 8(c), the term “Disability” shall have the meaning ascribed to such term in that certain Employment Agreement dated September 30, 2003 by and between the Corporation and the Executive (the “Employment Agreement”). Any Stock Units subject to the Award that are not vested after giving effect to the foregoing provisions of this Section 8(c) shall terminate as of the date of termination of the Executive’s employment. If any unvested Stock Units are terminated hereunder, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be.

(d) Certain Terminations of Employment. Notwithstanding Section 8(b) or any other provision of this Agreement or the Plan, in the event that the Executive’s employment with the Corporation and its Subsidiaries is terminated (i) by the Corporation or a Subsidiary without Cause (as such term is defined in the Employment Agreement, and other than due to the Executive’s death or Disability) or (ii) by the Executive for Good Reason (as such term is defined in the Employment Agreement), the Award shall become fully vested and nonforfeitable as of the date of such termination of the Executive’s employment.

9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 5(b).

10. Tax Withholding. Subject to Section 8.1 of the Plan and such rules and procedures as the Administrator may impose, upon any distribution of shares of Common Stock in respect of the Stock Units, the Corporation shall automatically reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy any withholding obligations of the Corporation or its Subsidiaries with respect to such distribution of shares at the minimum applicable withholding rates. In the event that the Corporation cannot legally satisfy such withholding obligations by such reduction of shares, or in the event of a cash payment or any other withholding event in respect of the Stock Units, the Corporation (or a Subsidiary) shall be entitled to require a cash payment by or on behalf of the Executive and/or to deduct from other compensation payable to the Executive any sums required by federal, state or local tax law to be withheld with respect to such distribution or payment.

11. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Chief Financial Officer, and to the Executive at the Executive’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be given only when received, but if the Executive is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.

12. Plan. The Award and all rights of the Executive under this Agreement are subject to the terms and conditions of the provisions of the Plan, incorporated herein by reference. The Executive agrees to be bound by the terms of the Plan and this Agreement. The Executive acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Executive hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Limitation on Executive’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Executive shall have only the rights of a general unsecured creditor of the Corporation with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

18. Section 409A. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding any provision to the contrary in this Agreement, to the extent necessary to avoid the imposition of any taxes under Section 409A of the Code, no payment or distribution under this Agreement that becomes payable by reason of the Executive’s termination of employment with the Corporation will be made to the Executive unless his termination of employment constitutes a “separation from service” (as such term is defined in Section 409A of the Code). For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code. If the Executive is a “specified employee” as defined in Section 409A of the Code and, as a result of that status, any portion of the payments under this Agreement would otherwise be subject to taxation pursuant to Section 409A of the Code, the Executive shall not be entitled to any payments upon a termination of his employment until the earlier of (i) the expiration of the six (6)-month period measured from the date of his “separation from service” (within the meaning of Section 409A of the Code) or (ii) the date of his death. Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be paid or reimbursed to the Executive in a lump sum as soon as practicable, but in no event later than ten (10) days (or if the payment is being made following the Executive’s death, no later than sixty (60) days following the date of death), following such expired period, and any remaining payments due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

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IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his hand as of the date and year first above written.

NATIONWIDE HEALTH PROPERTIES, INC.		EXECUTIVE
A Maryland corporation
/s/ Douglas M. Pasquale
By:	/s/ Abdo H. Khoury	Signature

Print Name:	Abdo H. Khoury
Douglas M. Pasquale
Its:	Executive Vice President and Chief Financial and Portfolio Officer	Print Name

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Stock Unit Award Agreement by Nationwide Health Properties, Inc., I,                                         , the spouse of the Executive therein named, do hereby join with my spouse in executing the foregoing Stock Unit Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:

Signature of Spouse

Print Name

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